Exhibit 99.1

Delek Logistics Partners, LP Reports Second Quarter 2022 Results
•Reported second quarter net income attributable to all partners of $32.2 million
•EBITDA of $64.5 million including approximately $6.2 million of adverse acquisition related expenses
•Delivered 38 consecutive quarters of distribution growth with recent increase to $0.985/unit; reflects 4.8% increase y/y
•Closed 3 Bear acquisition on June 1, 2022; expands third party revenue, product mix and geography in Permian
•Delek Permian Gathering volumes expected to approximately double by end of 3Q22 from 4Q21 levels

BRENTWOOD, Tenn., August 4, 2022 -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the second quarter 2022. For the three months ended June 30, 2022, Delek Logistics reported net income attributable to all partners of $32.2 million, or $0.74 per diluted common limited partner unit. This compares to net income attributable to all partners of $43.2 million, or $1.00 per diluted common limited partner unit, in the second quarter 2021. Net cash from operating activities was $85.1 million in the second quarter 2022 compared to $85.8 million in the second quarter 2021. Distributable cash flow, as adjusted(1) was $55.6 million in the second quarter 2022, compared to $53.8 million in the second quarter 2021.
For the second quarter 2022, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $64.5 million (including $6.2 million of adverse closing costs associated with 3 Bear Delaware - NM, LLC) compared to $66.8 million in the second quarter 2021.
Avigal Soreq, President of Delek Logistics' general partner, stated, "We are excited to welcome the 3 Bear team to Delek Logistics. This is a transformational acquisition as it increases our third party revenue, expands our product mix to include natural gas and water and diversifies our geographic footprint into the Delaware portion of the Permian basin. Between our legacy Midland assets and newly acquired Delaware assets, we are concentrated in one of the most prolific basins in the world. Returning cash to unitholders has been a longstanding priority of the partnership and I’m proud to continue that tradition with the 38th consecutive increase in the quarterly distribution of $0.985 per unit."
Uzi Yemin, Executive Chairman of Delek Logistics, remarked, “DKL has enjoyed significant growth since becoming a public company providing stable EBITDA throughout various business cycles and delivering consistent quarterly distribution increases over time. The partnership is well positioned for the future and the recent 3 Bear acquisition progressively shifts DKL toward more of a stand-alone entity.”
Distribution and Liquidity
On July 25, 2022, Delek Logistics declared a quarterly cash distribution of $0.985 per common limited partner unit for the second quarter 2022, which equates to $3.940 per common limited partner unit on an annualized basis. This distribution will be paid on August 11, 2022 to unitholders of record on August 4, 2022. This represents a 0.5% increase from the first quarter 2022 distribution of $0.980 per common limited partner unit, or $3.920 per common limited partner unit on an annualized basis, and a 4.8% increase over Delek Logistics’ second quarter 2021 distribution of $0.940 per common limited partner unit, or $3.760 per common limited partner unit annualized. For the second quarter 2022, the total cash distribution declared to all partners was approximately $42.8 million, resulting in a distributable cash flow coverage ratio, as adjusted(1) of 1.30x.
As of June 30, 2022, Delek Logistics had total debt of approximately $1,522.2 million and cash of $13.8 million. Additional borrowing capacity, subject to certain covenants, under the $1.0 billion credit facility was $119.1 million. The total leverage ratio as of June 30, 2022 of approximately 4.7x was well within the requirements of the maximum allowable leverage ratio under the credit facility.
Consolidated Operating Results
Contribution margin in the second quarter 2022 increased to $69.4 million compared to $64.2 million in the second quarter 2021 primarily as a result of an increase in refinery utilization rates at Delek US and incremental contribution margin attributable to the acquisition of 3 Bear Delaware - NM, LLC (the "3 Bear Acquisition") that closed on June 1, 2022 (the "Acquisition Date"). Second quarter 2022 EBITDA of $64.5 million benefited from the increased contribution margin as well as continued strong throughput on joint venture pipelines, offset by $6.2 million of transaction costs associated with the 3 Bear Acquisition, as compared to EBITDA of $66.8 million in the second quarter 2021. Net income attributable to all partners for the second quarter 2022 of $43.2 million reflected a decrease of $11.1 million compared to the second quarter 2021, which is primarily comprised of the $5.2 million increase in contribution margin, offset by increases in interest costs, amortization and depreciation, and transaction costs related to the 3 Bear Acquisition totaling $14.3 million.
(1) Represents distributable cash flows adjusted to exclude transaction costs associated with the 3 Bear Acquisition. See further discussion of this measure in the discussion of Non-GAAP Disclosures.

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Pipelines and Transportation Segment
Contribution margin in the second quarter 2022 was $48.4 million compared to $45.2 million in the second quarter 2021. The increase was primarily driven from strong refinery utilization rates at Delek US.
Wholesale Marketing and Terminalling Segment
During the second quarter 2022, contribution margin was $16.3 million compared to $19.0 million in the second quarter 2021. The decrease was primarily driven be lower margins in the West Texas wholesale business and lower contribution from Tyler assets compared to the second quarter 2021.
3 Bear Operations Segment
Our second quarter 2022 results were favorably impacted by the incremental contribution margin for the one month from the Acquisition Date through June 30, 2022. Contribution margin in the 3 Bear Operations Segment is largely driven by production volumes and gathering activities during the month, which are a function of both producer activities as well as our capacity, subject to the dedicated acreage agreements and the portions of acreage which have been developed, the extent to which connection points and interconnects have been brought on-line, and the extent to which maintenance or other planned or unplanned operational disruptions may occur.
Investments in Pipeline Joint Ventures Segment
During the second quarter 2022, income from equity method investments was $7.1 million compared to $6.6 million in the second quarter 2021, primarily driven by increased volumes at both Caddo and Red River joint ventures.
Second Quarter 2022 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its second quarter 2022 results on Thursday, August 4, 2022 at 9:00 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.
Investors may also wish to listen to Delek US Holdings, Inc.'s (NYSE: DK) ("Delek US") second quarter 2022 earnings conference call on Thursday, August 4, 2022 at 10:00 a.m. Central Time and review Delek US’ earnings press release. Market trends and information disclosed by Delek US may be relevant to Delek Logistics, as it is a consolidated subsidiary of Delek US. Investors can find information related to Delek US and the timing of its earnings release online by going to www.DelekUS.com.
About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US and owns, operates, acquires and constructs crude oil, natural gas and refined products logistics and marketing assets.
Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US, thereby subjecting us to Delek US' business risks; risks relating to the securities markets generally; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other effects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; the impact of adverse market conditions affecting the utilization of Delek Logistics' assets and business performance, including margins generated by its wholesale fuel business; risks and uncertainties related to the integration of the 3 Bear business following the recent acquisition; risks and uncertainties related to the Covid-19 pandemic; uncertainties regarding future decisions by OPEC regarding production and pricing disputes between OPEC members and Russia; an inability of Delek US to grow as expected as it relates to our potential future growth opportunities, including dropdowns, and other potential benefits; scheduled turnaround activity; the results of our investments in joint ventures; adverse changes in laws including with respect to tax and regulatory matters; and other risks as disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. Forward-looking statements include, but are not limited to, statements regarding future growth at Delek Logistics; distributions and the amounts and timing thereof; potential dropdown inventory; projected benefits of the 3 Bear acquisition; expected earnings or returns from joint ventures or other acquisitions; expansion projects; ability to create long-term value for our unit holders; financial flexibility and borrowing capacity; and distribution growth of 5% or at all. Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek Logistics undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof, except as required by applicable law or regulation

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Non-GAAP Disclosures:
Our management uses certain "non-GAAP" operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income before net interest expense, income tax expense, depreciation and amortization expense, including amortization of customer contract intangible assets, which is included as a component of net revenues in our accompanying condensed consolidated statements of income.
•Distributable cash flow - calculated as net cash flow from operating activities plus or minus changes in assets and liabilities, less maintenance capital expenditures net of reimbursements and other adjustments not expected to settle in cash. Delek Logistics believes this is an appropriate reflection of a liquidity measure by which users of its financial statements can assess its ability to generate cash.
•Distributable cash flow, as adjusted for transaction costs, or Distributable cash flow, as adjusted(FN)) - distributable cash flow adjusted to exclude significant, infrequently occurring transaction costs.
Our EBITDA and distributable cash flow measures are non GAAP supplemental financial measures that management and external users of our condensed consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;
•the ability of our assets to generate sufficient cash flow to make distributions to our unitholders on a current and on-going basis;
•Delek Logistics' ability to incur and service debt and fund capital expenditures; and
•the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of EBITDA and distributable cash flow measures provide information useful to investors in assessing our financial condition and results of operations and assists in evaluating our ongoing operating performance for current and comparative periods. EBITDA and distributable cash flow should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities. Additionally, because EBITDA and distributable cash flow may be defined differently by other partnerships in our industry, our definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships, thereby diminishing their utility. For a reconciliation of EBITDA and distributable cash flow to their most directly comparable financial measures calculated and presented in accordance with U.S. GAAP, please refer to "Results of Operations" below. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

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Delek Logistics Partners, LP
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except unit and per unit data)
	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$13,810	$4,292
Accounts receivable	43,943	15,384
Inventory	3,654	2,406
Other current assets	2,257	951
Total current assets	63,664	23,033
Property, plant and equipment:
Property, plant and equipment	1,141,822	715,870
Less: accumulated depreciation	(287,983)	(266,482)
Property, plant and equipment, net	853,839	449,388
Equity method investments	248,675	250,030
Operating lease right-of-use assets	25,309	20,933
Goodwill	22,818	12,203
Marketing contract intangible, net	112,971	116,577
Customer relationship intangible, net	208,492	—
Rights-of-way	54,717	37,280
Other non-current assets	18,810	25,627
Total assets	$1,609,295	$935,071

LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$44,398	$8,160
Accounts payable to related parties	91,491	64,423
Interest payable	6,035	5,024
Excise and other taxes payable	6,817	5,280
Current portion of operating lease liabilities	7,672	6,811
Accrued expenses and other current liabilities	6,573	7,117
Total current liabilities	162,986	96,815
Non-current liabilities:
Long-term debt	1,522,183	898,970
Asset retirement obligations	8,999	6,476
Operating lease liabilities, net of current portion	12,783	14,071
Other non-current liabilities	18,803	22,731
Total non-current liabilities	1,562,768	942,248
Total liabilities	1,725,754	1,039,063
Equity (Deficit):
Common unitholders - public; 9,173,369 units issued and outstanding at June 30, 2022 (8,774,053 at December 31, 2021)	168,611	166,067
Common unitholders - Delek Holdings; 34,311,278 units issued and outstanding at June 30, 2022 (34,696,800 at December 31, 2021)	(285,070)	(270,059)
Total deficit	(116,459)	(103,992)
Total liabilities and deficit	$1,609,295	$935,071

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Delek Logistics Partners, LP
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except unit and per unit data)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net revenues:
Affiliate	$124,366	$88,722	$248,120	$184,916
Third-party	142,384	79,756	225,211	136,475
Net revenues	266,750	168,478	473,331	321,391
Cost of sales:
Cost of materials and other	176,360	88,695	302,554	169,866
Operating expenses (excluding depreciation and amortization presented below)	20,284	14,963	37,827	29,213
Depreciation and amortization	12,948	9,480	22,809	19,727
Total cost of sales	209,592	113,138	363,190	218,806
Operating expenses related to wholesale business (excluding depreciation and amortization presented below)	705	605	1,269	1,166
General and administrative expenses	13,773	5,990	18,868	10,095
Depreciation and amortization	474	487	948	979
Other operating expense (income), net	—	(136)	12	(219)
Total operating costs and expenses	224,544	120,084	384,287	230,827
Operating income	42,206	48,394	89,044	90,564
Interest expense, net	16,812	11,658	31,062	21,395
Income from equity method investments	(7,073)	(6,642)	(14,099)	(10,691)
Other income, net	(2)	(34)	(3)	(3)
Total non-operating expenses, net	9,737	4,982	16,960	10,701
Income before income tax expense	32,469	43,412	72,084	79,863
Income tax expense	305	166	406	350
Net income attributable to partners	$32,164	$43,246	$71,678	$79,513
Comprehensive income attributable to partners	$32,164	$43,246	$71,678	$79,513

Net income per limited partner unit:
Basic	$0.74	$1.00	$1.65	$1.83
Diluted	$0.74	$1.00	$1.65	$1.83
Weighted average limited partner units outstanding:
Basic	43,475,931	43,445,222	43,473,746	43,444,284
Diluted	43,502,983	43,460,366	43,491,796	43,453,806
Cash distribution per common limited partner unit	$0.985	$0.940	$1.965	$1.860

Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities
Net cash provided by operating activities	$133,057	$147,524
Cash flows from investing activities
Net cash used in investing activities	(659,327)	(5,211)
Cash flows from financing activities
Net cash provided by (used) in financing activities	535,788	(144,383)
Net increase (decrease) in cash and cash equivalents	9,518	(2,070)
Cash and cash equivalents at the beginning of the period	4,292	4,243
Cash and cash equivalents at the end of the period	$13,810	$2,173

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Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
(In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Reconciliation of Net Income to EBITDA:
Net income	$32,164	$43,246	$71,678	$79,513
Add:
Income tax expense	305	166	406	350
Depreciation and amortization	13,422	9,967	23,757	20,706
Amortization of marketing contract intangible asset	1,803	1,803	3,606	3,606
Interest expense, net	16,812	11,658	31,062	21,395
EBITDA	$64,506	$66,840	$130,509	$125,570

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by operating activities	$85,137	$85,792	$133,057	$147,524
Changes in assets and liabilities	(26,920)	(29,842)	(20,908)	(40,705)
Non-cash lease expense	(9,686)	(2,489)	(11,484)	(4,507)
Distributions from equity method investments in investing activities	1,187	1,476	1,737	5,400
Maintenance and regulatory capital expenditures not distributable	(233)	(1,133)	(1,040)	(2,862)
Reimbursement from (refund to) Delek Holdings for capital expenditures	1	4	(14)	1,577
Accretion of asset retirement obligations	(123)	(115)	(247)	(230)
Deferred income taxes	—	—	—	(65)
Gain (loss) on sale of assets	—	136	(12)	219
Distributable Cash Flow	$49,363	$53,829	$101,089	$106,351
Transaction costs	6,199	—	6,393
Distributable Cash Flow, as adjusted (1)	$55,562	$53,829	$107,482	$106,351
(1) Distributable cash flow adjusted to exclude transaction costs associated with the 3 Bear Acquisition.

Delek Logistics Partners, LP
Distributable Coverage Ratio Calculation
(In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
Distributions to partners of Delek Logistics, LP	2022	2021	2022	2021
Total distributions to be paid	$42,832	$40,846	$85,436	$80,814

Distributable cash flow	$49,363	$53,829	$101,089	$106,351
Distributable cash flow coverage ratio (1)	1.15x	1.32x	1.18x	1.32x
Distributable cash flow, as adjusted (2)	55,562	53,829	107,482	106,351
Distributable cash flow coverage ratio, as adjusted (3)	1.30x	1.32x	1.26x	1.32x
(1) Distributable cash flow coverage ratio is calculated by dividing distributable cash flow by distributions to be paid in each respective period.
(2) Distributable cash flow adjusted to exclude transaction costs associated with the 3 Bear Acquisition.
(3) Distributable cash flow coverage ratio, as adjusted is calculated by dividing distributable cash flow, as adjusted for transaction costs by distributions to be paid in each respective period.

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Delek Logistics Partners, LP
Segment Data (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2022	2021	2022	2021
Pipelines and Transportation
Net revenues:
Affiliate	$75,294	$65,664	$146,316	$128,712
Third party	5,312	4,771	10,095	6,698
Total pipelines and transportation	80,606	70,435	156,411	135,410
Cost of materials and other	18,666	14,346	38,268	27,425
Operating expenses (excluding depreciation and amortization)	13,539	10,858	26,497	21,030
Segment contribution margin	$48,401	$45,231	$91,646	$86,955
Capital spending	$21,493	$1,531	$29,642	$7,376
Wholesale Marketing and Terminalling
Net revenues:
Affiliates (1)	$46,110	$23,058	$98,842	$56,204
Third party	119,430	74,985	197,474	129,777
Total wholesale marketing and terminalling	165,540	98,043	296,316	185,981
Cost of materials and other	143,920	74,349	250,512	142,441
Operating expenses (excluding depreciation and amortization)	5,296	4,710	10,445	9,349
Segment contribution margin	$16,324	$18,984	$35,359	$34,191
Capital spending	$122	$1,060	$1,059	$3,014
3 Bear Operations
Net revenues:
Affiliate	$2,962	$—	$2,962	$—
Third party	$17,642	$—	$17,642	$—
Total 3 Bear	20,604	—	20,604	—
Cost of materials and other	13,774	—	13,774	—
Operating expenses (excluding depreciation and amortization)	2,154	—	2,154	—
Segment contribution margin	$4,676	$—	$4,676	$—
Capital spending	$5,111	$—	$5,111	$—
Investments in Pipeline Joint Ventures
Income from equity method investments	$7,073	$6,642	$14,099	$10,691
Equity method investments contributions	$—	$(14)	$—	$(1,393)
Consolidated
Net revenues:
Affiliates	$124,366	$88,722	$248,120	$184,916
Third party	142,384	79,756	225,211	136,475
Total consolidated	266,750	168,478	473,331	321,391
Cost of materials and other	176,360	88,695	302,554	169,866
Operating expenses (excluding depreciation and amortization presented below)	20,989	15,568	39,096	30,379
Contribution margin	69,401	64,215	131,681	121,146
General and administrative expenses	13,773	5,990	18,868	10,095
Depreciation and amortization	13,422	9,967	23,757	20,706
Other operating expense (income), net	—	(136)	12	(219)
Operating income	42,206	48,394	89,044	90,564
Capital spending	$26,726	$2,591	$35,812	$10,390
(1) Affiliate revenue for the wholesale marketing and terminalling segment is presented net of amortization expense pertaining to the Marketing Contract Intangible Acquisition.

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Delek Logistics Partners, LP
Segment Capital Spending (1)
(In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
Pipelines and Transportation	2022	2021	2022	2021
Maintenance capital spending	$316	$449	$1,596	$926
Discretionary capital spending	21,177	1,082	28,046	6,450
Segment capital spending	$21,493	$1,531	29,642	7,376
Wholesale Marketing and Terminalling
Maintenance capital spending	$117	$681	909	720
Discretionary capital spending	5	379	150	2,294
Segment capital spending	$122	$1,060	1,059	3,014
3 Bear Operations
Maintenance capital spending	$—	$—	$—	$—
Discretionary capital spending	5,111	—	5,111	—
Segment capital spending	$5,111	$—	$5,111	$—
Consolidated
Maintenance capital spending	$433	$1,130	$2,505	$1,646
Discretionary capital spending	26,293	1,461	33,307	8,744
Total capital spending	$26,726	$2,591	$35,812	$10,390
(1) There were no capital contributions to equity method investments for the six months ended June 30, 2022.

Delek Logistics Partners, LP
Segment Data (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Pipelines and Transportation Segment:
Throughputs (average bpd)
El Dorado Assets:
Crude pipelines (non-gathered)	84,699	53,316	78,818	48,743
Refined products pipelines to Enterprise Systems	64,821	39,193	62,186	32,806
El Dorado Gathering System	17,961	17,430	17,064	14,670
East Texas Crude Logistics System	19,942	27,497	18,010	26,790
Permian Gathering System (1)	101,236	79,589	100,783	76,672
Plains Connection System	154,086	122,529	158,025	115,484
Trucking Assets	15,679	10,314	12,510	10,251

Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd) (2)	63,502	74,565	67,021	73,271
Big Spring marketing throughputs (average bpd)	78,634	75,136	77,100	74,038
West Texas marketing throughputs (average bpd)	10,073	9,395	9,994	9,765
West Texas gross margin per barrel	$2.67	$4.24	$2.85	$3.81
Terminalling throughputs (average bpd) (3)	130,002	139,987	136,808	142,250
(1) Formerly known as the Big Spring Gathering System. Excludes volumes that are being temporarily transported via trucks while connectors are under construction.
(2) Excludes jet fuel and petroleum coke.
(3) Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas, El Dorado and North Little Rock, Arkansas and Memphis and Nashville, Tennessee terminals.

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3 Bear Operations Segment:	Period from June 1 through June 30, 2022

Natural Gas Gathering and Processing (Mcfd(1))	51,292
Crude Oil Gathering (bpd(2))	78,011
Water Disposal and Recycling (bpd(2))	57,625
(1) Mcfd - average thousand cubic feet per day.
(2) bpd - average barrels per day.

Investor/Media Relations Contacts:
Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312
Media/Public Affairs Contact:
Michael P. Ralsky, Vice President - Public Affairs & ESG, 615-435-1407
Information about Delek Logistics Partners, LP can be found on its website (www.deleklogistics.com), investor relations webpage (ir.deleklogistics.com), news webpage (www.deleklogistics.com/news) and its Twitter account (@DelekLogistics).

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